UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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       Date of report (Date of earliest event reported): September 30, 2005

                            REINHOLD INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

        DELAWARE                          0-18434                  13-2596288
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(State or other jurisdiction        (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

12827 East Imperial Highway, Santa Fe Springs, California                 90670
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          (Address of Principal Executive Offices)                    (Zip Code)

                                 (562) 944-3281
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              (Registrant's telephone number, including area code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b)
   under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))





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ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

REINHOLD INDUSTRIES ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS;
   DECLARES $0.50 QUARTERLY DIVIDEND


SANTA FE SPRINGS, CA, Monday, November 14, 2005 Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced results for the third quarter 2005. Comparative 2004 results are presented to reflect the Samuel Bingham Enterprises, Inc. ("Bingham") and NP Aerospace Ltd. ("NPA") subsidiaries separately from continuing operations. Bingham was sold in December 2004 and NPA is currently held for sale.

      Third quarter 2005 revenues from continuing operations were $8.3 million, up $0.6 million (7%) from third quarter 2004. Sales in the Aerospace business unit increased by $0.4 million due to additional shipments of rocket nozzles. Sales for the CompositAir business unit increased by $0.2 million due to additional shipments of aircraft seatback components. Sales in the Commercial business unit were essentially flat.

         In the first nine months of 2005, revenues from continuing operations were $23.0 million, up $0.7 million (3%) compared to 2004. Sales in the Aerospace business unit were flat at $16.3 million. Sales in the CompositAir business unit increased by $0.5 million (14%) to $4.1 million due to changes in product mix. Sales in the Commercial business unit increased by $0.2 million (7%) to $2.6 million due mainly to higher selling prices.

      Income from continuing operations before income taxes for the first nine months of 2005 was $2.7 million, down $0.6 million (18%) compared to 2004 due to increased compensation costs and higher audit and tax compliance fees. The effective tax rate for the first nine months of 2005 was 121% compared to 40% in 2004 due to the impact of repatriated foreign income.

         In determining the effective tax rate on income from continuing operations for the nine months ended September 30, 2005, the Company has recorded federal income taxes on approximately $6.4 million of repatriated income from NP Aerospace Ltd. Foreign tax credits are normally available to offset the federal tax liability associated with repatriated foreign income. However, due to limitations in recognizing the remaining tax benefit of our net operating loss carryforwards, we were unable to recognize these foreign tax credits in determining our effective tax rate. We expect to realize the benefit of these foreign tax credits in a future period.

         Net income for the first nine months of 2005 was $4.2 million, or $1.26 per diluted share, compared to net income of $0.7 million, or $0.23 per diluted share in 2004.

         The Company also announced today that it will pay a quarterly dividend of $0.50 per share on December 16, 2005 to shareholders of record as of December 2, 2005.

         "The previously announced sale of NP Aerospace to The Carlyle Group is progressing as expected," said Michael T. Furry, President and CEO of Reinhold. "Pending approval by our shareholders on November 17, 2005, we expect closing to occur shortly thereafter."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.


                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                                     Three Months Ended       Nine Months Ended
                                    09/30/05    09/30/04     09/30/05  09/30/04

Sales                                $8,297       $7,744      $22,974   $22,279
Income from continuing operations
  before income taxes                   960        1,351        2,684     3,265
Income (loss) from continuing
  operations                          ($451)      $  828       ($ 557)   $1,964
Income (loss) from discontinued
  operations                         $1,174      ($2,999)      $4,713   ($1,270)
Net income (loss)                     $ 723      ($2,171)      $4,156    $  694
Diluted EPS- continuing operations   ($0.14)       $0.26       ($0.17)    $0.64
Diluted EPS                           $0.22       ($0.71)       $1.26     $0.23

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  REINHOLD INDUSTRIES, INC.


Date:  November 14, 2005          By:   /s/ Brett Meinsen
                                  -------------------------

                                  Name:  Brett Meinsen
                                  Title:    Treasurer